Exhibit 99.1

News Release

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:    Glenn Eanes

 Vice President and Treasurer

 540-665-9100

AMERICAN WOODMARK CORPORATION ELECTS CAROL MOERDYK AND DANIEL HENDRIX TO BOARD OF DIRECTORS

Winchester, Va. (May 2, 2005) — American Woodmark Corporation (NASDAQ/NM: AMWD), announces today the election of Carol Moerdyk and Daniel Hendrix to the Company’s Board of Directors, effective May 1, 2005.

“We are pleased to welcome Carol and Dan to our Board,” says Jake Gosa, Chairman and CEO, American Woodmark Corporation.  “Their extensive knowledge and experience in manufacturing and in the related industries brings valuable insight to our Board.”

Moerdyk is Senior Vice President, International, of OfficeMax Incorporated (NYSE: OMX), (formerly Boise Cascade Corporation) a firm engaged in both business to business, and retail office products distribution.   She has been with the Company for 24 years.

She held various positions throughout her time with the Company, and was selected as Boise Office Solutions’ Chief Financial Officer and Treasurer when the Company went public in 1995. In 1998, she became Senior Vice President of Operations where she was responsible for the Company’s contract sales and distribution activities, and in 2003, she became Senior Vice President, Administration. Moerdyk was promoted to Senior Vice President, International, in 2004.

Graduating summa cum laude with a B.B.A. (1971) from Western Michigan University, Moerdyk received a doctoral candidate’s certificate in business administration (1975) from the University of Michigan. She earned the Chartered Financial Analyst (CFA) designation in 1985, and in 1998, she joined the Board of Directors at Libbey, Inc., (NYSE: LBY), a leading producer of glass tableware and foodservice tabletop products, where she also serves as Chair of the Audit Committee.

Hendrix is President and Chief Executive Officer of Interface, Inc. (NASDAQ: IFSIA), the largest carpet tile manufacturer in the world. He has been with the Company for 22 years.

Hendrix joined Interface, Inc. in 1983, shortly after the Company’s initial public offering, advancing from Financial Manager to Treasurer, and then to Chief Financial Officer in 1985. As CFO, Hendrix led the Company in a series of acquisitions, ranging in size from $2 million to $150 million. He became President and Chief Executive Officer in 2001, and has successfully led Interface through a severe economic downturn in its industry. Prior to joining Interface, Hendrix was an Audit Manager for BDO Seidman, LLP.

A native of Florida, Hendrix graduated with honors in 1977 from Florida State University with a B.S. in accounting, and became a Certified Public Accountant.  He joined the Board of Directors at Interface, Inc. in 1996.

American Woodmark Corporation, located in Winchester, Va., is the third largest manufacturer of kitchen and bath cabinets in the United States. Offering more than 230 cabinet lines in a wide variety of designs, materials and finishes, American Woodmark products are sold through a network of dealers and distributors and directly to home centers and major home builders. The Company, celebrating its 25th anniversary this year, currently operates 15 manufacturing facilities in Arizona, Georgia, Indiana, Kentucky, Minnesota, Oklahoma, Tennessee, Virginia and West Virginia, as well as various service centers across the country. American Woodmark has also announced site acquisition for a 16th plant in Western Maryland, which the Company expects to begin construction on later this year. American Woodmark shares are traded on the NASDAQ National Market under the symbol “AMWD.”   To find out more about American Woodmark, and view its vast array of cabinet styles, visit its web site at www.americanwoodmark.com.

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